Exhibit 2.9

ASSET PURCHASE AGREEMENT

AMONG

STARCARE MEDICAL GROUP, INC.,

d/b/a GATEWAY MEDICAL GROUP, INC.,

PINNACLE HEALTH RESOURCES,

PRIMARY AND MULTI-SPECIALTY MEDICAL CLINICS

OF ANAHEIM, INC.,

AND

CLYDE J. DOS SANTOS, M.D.

NARINDAR SINGH, M.D.

JOHN BIJOY, M.D.

BERTRAND DE SILVA, M.D.

ANOOSHIRAVAN HAMI, M.D.

HARINDER GOGIA, M.D.

HARMOHINDER GOGIA, M.D.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is dated as of March 31, 2004, by and among StarCare Medical Group, Inc. d/b/a Gateway Medical Group, Inc., a California professional corporation (“StarCare”), Pinnacle Health Resources, a California corporation (“Pinnacle”), Primary and Multi-Specialty Medical Clinics of Anaheim, Inc., a California professional corporation (“Buyer”), and Clyde J. Dos Santos, M.D., Narindar Singh, M.D., John Bijoy, M.D., Bertrand De Silva, M.D., Anooshiravan Hami, M.D., Harinder Gogia, M.D., and Harmohinder Gogia, M.D., as shareholders of Buyer (each, a “Shareholder”, collectively, the “Shareholders”) (Buyer and Shareholders are collectively referred to herein as the “Buyer Parties”).

RECITALS

A.                                   WHEREAS, StarCare Medical Group, Inc., dba Gateway Medical Group, Inc., a California professional corporation (“StarCare”) is a licensed California professional corporation that (i) operates as an independent practice association and, as such, contracts with physicians and providers of ancillary services to provide professional medical services to patients through contracts with health plans (the “IPA Business”) and (ii) owns and operates the Medical Clinics located at 1303 North Euclid, Anaheim, CA (the “Anaheim Clinic”), 500 South Anaheim Hills Rd., Suite 230, Anaheim, CA (the “Anaheim Hills Clinic”) and 710 N. Euclid Street, Anaheim Hills, CA (the “Euclid Clinic”) (collectively, the “Medical Clinics”) and manages such medical clinics out of the corporate offices located at 710 N. Euclid Street, Anaheim Hills, CA (“Clinic Corporate Office”) using storage space for its medical records at 15330 Valley View, La Mirada, CA (“Clinic Storage Space”) (collectively, the “Clinic Business”);

B.                                     WHEREAS, StarCare is a wholly-owned subsidiary of Prospect Medical Group, Inc., a California professional corporation (“Prospect”), which operates as an independent practice association similar to the IPA Business operated by StarCare;

C.                                     WHEREAS, Prospect acquired all the shares of StarCare effective February 1, 2004 pursuant to a Stock Purchase Agreement dated as of January 31, 2004 (the “Gateway Agreement”) with StarCare, APAC Medical Group, Inc., dba Gateway Physicians Medical Associates, Inc., a California professional corporation (“APAC”) and David Tsoong, M.D., the sole shareholder of StarCare and APAC (“Tsoong”) and in which transaction, Prospect also acquired all the shares of APAC, which operates as an independent practice association similar to StarCare, and Prospect’s affiliate, Prospect Medical Systems, Inc., a Delaware corporation (“PMS”), acquired all the shares of Pinnacle , which operates as the management company of StarCare and APAC, from Tsoong (collectively, the “Gateway Transaction”);

D.                                    WHEREAS, Prospect desires to sell the Clinic Business of StarCare while retaining the IPA Business, including in such sale of the Clinic Business, the transfer of employees of Pinnacle who provide services exclusively or substantially to the Clinic Business, but where employees of Pinnacle due to StarCare’s outsourcing of non-professional administrative functions to Pinnacle;

E.                                      WHEREAS, Buyer is a California professional corporation formed by the Shareholders, all of whom are licensed California physicians, to purchase and operate the Clinic Business;

F.                                      WHEREAS, each Shareholder owns an equal number of the issued and outstanding shares of Buyer (approximately 14.2898% each), representing, in the aggregate, 100% of the record and beneficial ownership of Buyer;

G.                                     WHEREAS, StarCare and the Buyer Parties desire to provide for the terms and conditions of the sale of assets, and assumption of liabilities, of the Medical Clinics, Clinic Corporate Office and Clinic Storage Space (the “Clinic Business Asset Purchase”) and to make certain representations and warranties and other agreements in connection with the Clinic Business Asset Purchase.

AGREEMENT

NOW, THEREFORE, in reliance on the foregoing recitals and in and for the consideration and representations, warranties, agreements and covenants set forth herein, the parties hereto hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE OF CLINIC BUSINESS

1.1                                 Closing.  The consummation (the “Closing”) of the Clinic Business Asset Purchase and the other transactions contemplated by this Agreement (collectively, the “Transaction”), will take place at 10:00 am at the offices of Miller & Holguin, 1801 Century Park East, Suite 700, Los Angeles, California 90067 on March 31, 2004, or such earlier date as the parties may mutually agree (the “Closing Date”) and the Transaction shall be deemed effective as of 12:01 am on April 1, 2004 (the “Effective Date”).

1.2                                 Purchase and Sale of Clinic Business.  On the terms and subject to the conditions of this Agreement, StarCare hereby sells, transfers, conveys and delivers to Buyer, free and clear of all liens, claims or encumbrances except as set forth on Schedule 2.4, and Buyer agrees to purchase from StarCare, all of StarCare’s right, title and interest in the property and assets relating to the Clinic Business as set forth in Schedule 1.2(a) (the “Clinic Assets”), but specifically excluding those assets listed on Schedule 1.2(b) (the “Excluded Clinic Assets”).

1.3                                 Assumption of Liabilities.  Buyer shall assume those liabilities and/or obligations of StarCare and/or Pinnacle which pertain to the Clinic Business, which liabilities are listed on Schedule 1.3.  Except for those liabilities and/or obligations specifically set forth in Schedule 1.3, Buyer is not assuming any liabilities or obligations of StarCare and/or Pinnacle, and Buyer shall not be responsible for any liabilities or obligations of StarCare and/or Pinnacle of any kind or nature whatsoever, whether incurred prior to or after the Effective Date, all of which shall remain the obligations of StarCare and/or Pinnacle.

1.4                                 Purchase Price and Payment.   In consideration of the sale by StarCare to Buyer of the Clinic Assets, Buyer shall pay to StarCare the sum of Seven Hundred Thousand Dollars ($700,000) (the “Purchase Price”), payable as follows:

(a)                                  Three Hundred Thousand Dollars ($300,000) shall be delivered by Buyer to StarCare at Closing by wire transfer to an account designated by StarCare (“Cash Payment”);

(b)                                 Four Hundred Thousand Dollars ($400,000) shall be paid by delivery to StarCare by Buyer of a secured promissory note, dated as of the Closing Date, in the form attached hereto as Exhibit “A” (the “Purchase Price Note”), which shall bear interest at the rate of five percent (5%) per annum, with principal and accrued interest payable in twelve (12) monthly installments, commencing one (1) month from the Effective Date, until thirteen (13) months from the Effective Date.  The Purchase Price Note shall be secured by all of the Clinic Assets, as evidenced by a Security Agreement in the form attached hereto as Exhibit “B” (the “Security Agreement”), and shall be guaranteed by the personal guarantee of the Shareholders, as evidenced by a Guaranty in the form attached hereto as Exhibit “C” (the “Purchase Price Guaranty”).

1.5                                 Additional Consideration.  The Buyer Parties acknowledge that StarCare has outstanding loans with Wells Fargo Bank, the proceeds of which were used for the Clinic Business and are therefore liabilities of the Clinic Business  (the “Wells Fargo Loans”).  The Wells Fargo Loans are shown on the February Financial Statements and the March Estimated Partial Financial Statements (as defined in Section 2.5) and are generally described on Schedule 1.5.  As of the Effective Date, the approximate aggregate balance of the Wells Fargo Loans total Four Hundred Twenty Four Thousand Nine Hundred Ninety Four Dollars and 25/100 ($424,994.25).  The Buyer Parties and StarCare have agreed that in exchange for Buyer’s execution of a promissory note in the form attached hereto as Exhibit “D” (the “Additional Consideration Note”) payable to StarCare in the amount of the Wells Fargo Loans, that StarCare shall retain liability for the pay-off of the Wells Fargo Loans.  The Additional Note shall bear interest at a rate of five percent (5%) per annum, with principal and accrued interest payable as follows:

(i)                                     59 monthly installments of $5,447.52, commencing one (1) month from the Effective Date and continuing until the sixty (60th) month after the Effective Date, and

(ii)                                  a final 60th installment, due on the sixty-first (61st) month after the Effective Date for the full amount of the unpaid balance and accrued interest.

The Additional Consideration Note shall be secured by all of the Clinic Assets by means of the Security Agreement, and shall be guaranteed by the personal guarantee of the Shareholders in the form of the Guaranty attached hereto as Exhibit “E” (the “Additional Consideration Guaranty”).  The parties acknowledge that as a result of StarCare’s retention of liability for the Wells Fargo

Loans due to the execution of the Additional Consideration Note, the Closing Date Financial Statements (as defined in Section 2.5) will no longer have a note payable entry for the Wells Fargo Loans but will instead show a note payable entry for the Additional Consideration Note.

1.6                                 PTO Repayment.  The Buyer Parties acknowledge that it is a requirement of the Transaction that StarCare and/or Pinnacle, as applicable, terminate the Terminated Employees (as defined in Section 2.12) and pay all wages and benefits due Existing Closing Date Physicians (as defined in Section 2.12) through the Closing Date (“Closing Date Employee Wage/Benefit Payment”).   The Buyer Parties acknowledge that the Closing Date Employee Wage/Benefit Payment includes wages due the Terminated Employees and Existing Closing Date Physicians through their date of termination and a payment of all paid time off (“PTO”) accumulated during their employment with StarCare.  The PTO accumulated through the Closing Date which is being paid off at Closing is $243,252.29 as shown on Schedule 1.6.  The parties acknowledge that the February Financial Statements and the March Estimated Partial Financial Statements reflect a liability of the Clinic Business for “Accrued Salaries and Benefits” and that this accrual is a reference to accrued but unpaid PTO (it reflects the amount due at the time such financial statements were prepared).

As a result of the payoff of the PTO, Buyer will be obligated to repay StarCare for all PTO by means of a promissory note in the form attached hereto as Exhibit “F” (the “PTO Note”), which shall bear interest at a rate of five percent (5%) per annum, with principal and accrued interest payable as follows:

(i)                                     an installment of $121,626.00, due on the thirty-sixth (36th) month after the Effective Date, and

(ii)                                  a final installment due on the sixty-first (61st) month after the Effective Date for the full amount of the unpaid balance plus accrued interest.

The PTO Note shall be secured by all of the Clinic Assets by means of the Security Agreement, and shall be guaranteed by the personal guarantee of the Shareholders in the form of the Guaranty attached hereto as Exhibit “G” (the “PTO Guaranty”). The parties acknowledge that as a result of the pay-off of the PTO and the execution of the PTO Note, the Closing Date Financial Statements (as defined in Section 2.5) will no longer have a note payable entry for the Accrued Salary and Benefits of the Clinic Business but will instead show a note payable entry for the PTO Note.

1.7                                 Purchase Price Allocation.  The parties agree that they shall mutually cooperate in completing the allocation of the Purchase Price as shown in Schedule 1.7 prior to the Closing Date, and agree that they shall use such allocation for purposes of federal and state tax reporting.  The parties further agree to mutually cooperate in the filing of Form 8594 with the Internal Revenue Service.

1.8                                 Cooperation in Transition of Utilities.  StarCare and Buyer acknowledge that certain of the Clinic Leases require that the lessee or subtenant reimburse the landlord (“Landlord Facilitator”) for one or more of the gas, electricity, telephone, water, and other utilities serving the Clinic Business (collectively, “Utilities”) and certain require that the lessee or subtenant arrange directly with the providers of Utilities (collectively, the “Utility Companies”) for one or more of such Utilities to the Clinic Business (“Utility Company Facilitator”).  StarCare and Buyer recognize that the continued provision of Utilities to the Clinic Business is essential to the continuity of patient care and the operation of the Clinic Business following Closing.  StarCare and Buyer further acknowledge that demands by the Utility Companies for the immediate replacement of cash deposits by Buyer in those cases where there is a Utility Company Facilitator could disrupt patient care and the operation of the Clinic Business.  Accordingly, StarCare and Buyer shall cooperate to formulate a plan for coordinated communication to the Utility Company Facilitator to inform them that Buyer is assuming financial and operational responsibility for the Clinic Business pursuant to this Agreement, and to arrange for the continuation of Utilities services as required for the orderly operation of the Clinic Business.  StarCare shall assign its rights in all cash deposits (if any) paid to Utility Company Facilitators to the extent they relate exclusively to the Clinic Business.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

OF STARCARE AND PINNACLE

In order to induce Buyer to enter into this Agreement and to consummate the Transaction, StarCare makes the representations and warranties set forth in this Article 2, and Pinnacle makes the representations as to Sections 2.1(a), 2.1(b), 2.2, 2.3 and 2.12 of this Article 2, as of the Closing Date.

2.1(a)                   Organization.  StarCare is a professional corporation duly organized, validly existing and in good standing under the laws of the State of California.  Pinnacle is a corporation duly organized and in good standing under the laws of the State of California.  StarCare and Pinnacle have all requisite authority to own, lease, and operate their respective assets and to carry on their respective businesses as currently being conducted.

2.1(b)                  Authorization.  Each of StarCare and Pinnacle has the power and authority to enter into this Agreement and to consummate the Transaction.  All actions on the part of StarCare and Pinnacle necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the Transaction have been or will be taken prior to the Closing Date, and this Agreement (including exhibits, schedules and the ancillary agreements) constitutes the legal, valid and binding obligation of StarCare and Pinnacle, enforceable against them in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency, fraudulent conveyance, or other laws affecting creditor’s rights generally, and except as enforceability is subject to general principles of equity.

2.2                                 No Consent Required.  Except as set forth on Schedule 2.2, neither the execution and delivery of this Agreement by StarCare and/or Pinnacle or the performance by them of their obligations under this Agreement or the documents required hereunder requires the consent, approval, order or authorization of, or registration, declaration or filing with any governmental entity or any third party that will not have been obtained and delivered to Buyer prior to the Closing Date.

2.3                                 No Violation of Other Agreements; No Conflicts.

(a)                                  Except as set forth on Schedule 2.3, neither this Agreement nor any part of the Transaction violates, conflicts with or results in a breach of, or shall violate, conflict with or result in a breach of any lease, contract, document or agreement to which StarCare and/or Pinnacle is a party or by which StarCare and/or Pinnacle may be bound.

(b)                                 Neither the execution and delivery of this Agreement nor the consummation or performance of the Transaction, will, directly or indirectly (with or without the giving of notice, or lapse of time, or both):

(i)                                     contravene, conflict with, or result in a violation of any provision of the organizational documents of StarCare and/or Pinnacle;

(ii)                                  contravene, conflict with, or result in a violation of any order, judgment or decree to which StarCare and/or Pinnacle may be subject; or

(iii)                               contravene, conflict with or result in a violation of any of the terms or requirements, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by StarCare and/or Pinnacle.

2.4                                 Title to Clinic Assets.  StarCare has, and on the Effective Date shall have, good, marketable and valid title to the Clinic Assets, free and clear of all liens, claims or encumbrances (“Liens”) except as set forth on Schedule 2.4 hereto.

2.5                                 Financial Statements of the Clinic Business.  Schedule 2.5(a) contains a pro forma balance sheet of the Clinic Business for the period ending February 29, 2004 (“February Clinic Balance Sheet”) and accompanying schedules of accounts receivable, inventory, property, plant and equipment, prepaid expenses, accounts payable and accrued expenses for the period ending February 29, 2004 (“February Schedules”).  The February Clinic Balance Sheet and the February Schedules shall be referred to as the “February Financial Statements”.  Schedule 2.5(b) contains a pro forma estimated balance sheet of the Clinic Business for the period ending March 25, 2004 (“March Estimated Partial Clinic Balance Sheet”) and accompanying estimated schedules of accounts receivable, inventory, property, plant and equipment, prepaid expenses, accounts payable and accrued expenses for the period ending March 25, 2004 (“March  Estimated Partial Schedules”).  The March Estimated Partial Clinic Balance Sheet and the March Estimated Partial Schedules shall be referred to as the “March Estimated Partial Financial Statements”).  On or prior to April 15, 2004 (“Closing Date Financials Delivery Date”) StarCare shall deliver a pro forma balance sheet of the Clinic Business for the period ending March 31, 2004  (“Closing Date Balance Sheet”) and accompanying schedules of accounts receivable, inventory, property, plant and equipment, prepaid expenses (which are part of the Clinic Assets described herein), accounts payable and accrued expenses (which are part of the obligations being assumed hereunder) for the period ending March 31, 2004 (“Closing Date Schedules”).  The Closing Date Balance Sheet and the Closing Date Schedules shall be referred to as the “Closing Date Financial Statements”).  The February Financial Statements do, and the

Closing Date Financial Statements shall, fairly and accurately represent the financial condition and results of operation of the Clinic Business as of the date and for the periods set forth therein and do not or will not omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  Since the date of the February Financial Statements, there has not been any material adverse changes in the operation of the Clinic Business and since such date, the Clinic Business has been operated in the ordinary course.  Since the date of the February Financial Statements, StarCare has continued operations of the Clinic Business in the ordinary course of business conducted in a manner consistent with past practices and customs.    The accounts receivable shown on the Closing Date Financial Statements shall constitute valid and bona fide receivables arising from services actually performed or goods actually provided by StarCare in the ordinary course of StarCare’s business.   The March Estimated Partial Financial Statements reflect StarCare’s best estimate of the financial condition of the Clinic Business for the period ending March 25, 2004, and includes those entries recorded in the ordinary course of business based on payables Received (as defined in below) prior to March 25, 2004 and entries based on StarCare’s best estimate of payables that will be Received after March 25, 2004 for the period prior to the Effective Date.   The March Estimated Partial Financial Statements will not reflect all payables (including Utilities) that were incurred on or prior to March 25, 2004.  The March Estimated Partial Financial Statements will reflect only those items booked in the ordinary course of StarCare’s business and an estimate of all other charges.   The parties acknowledge however, that payables are often sent to the Medical Clinics and the Clinic Corporate Office and not directly to the accounting department of StarCare.  Therefore, a bill may be “received” by StarCare, but because of the need to forward the bill to the accounting department and/or the need for accounting department to input the bill, StarCare’s accounting department may not have yet paid the bill or entered it as a payable though technically it was in the possession of an employee of StarCare.  In all such cases this process is consistent with StarCare’s normal course of operating its business and StarCare shall not be deemed to have “received” the bill or invoice until it has been processed by its accounting department in the ordinary course of business.   References in this Agreement to bills, invoices or payables “Received” in the ordinary course of business shall incorporate the processing time referred to herein.

2.6                                 Leases and Subleases.    Schedule 2.6 contains a true, correct and complete list of all leases and subleases of real property currently being used in the Clinic Business (collectively, the “Clinic Leases”).  As set forth in Section 4.8 of this Agreement, the Subleases (as defined therein) incorporate by reference the terms of such Clinic Leases.  The parties acknowledge that the Clinic Leases contain obligations of the tenant and/or subtenant for base or minimum rent (“Base Rent”) plus an allocation for other charges such as, property taxes on the underlying real property (“Property Taxes”), common area maintenance and/or operating expenses amounts (“CAM”), insurance (“Insurance”) and utilities in those instances where the landlord under the Clinic Lease is a Landlord Facilitator (“Utilities”) (Base Rent, Property Taxes, CAM, Insurance and Utilities are collectively referred to as “Other Rent Charges”).  Base Rent which was due and payable under such Clinic Leases prior to the Effective Date has been paid in full.

With respect to Other Rent Charges:

(i)                                     CAM charges under the Clinic Leases are remitted to the landlord based on “estimates” for each calendar year which subsequently are reconciled with “actual” charges.  Except for the Clinic Lease for the Anaheim Clinic which is currently being reconciled and any reconciliation deficiency, if any, will be paid by StarCare, all CAM charges for calendar year 2003 and previous calendar years which were based on “estimates”, have subsequently been reconciled against “actual” charges and no further payments will be owing for CAM charges for such periods.  All CAM charges based on “estimated” charges for January/February/March 2004 have been paid in an amount equal to such estimates.  The parties acknowledge that subsequent to the Closing Date they will receive CAM reconciliation reports for those Clinic Leases which have CAM charges and that Buyer will be obligated to pay any increased CAM charges for January/February/March 2004 that may become due post-Closing for such pre-Closing period as a result of such reconciliation.  Likewise, Buyer shall be entitled to retain any credit for charges that may result should the “actual” CAM charges for January/February/March 2004 be determined to be less than what was actually paid by StarCare.

(ii)                                  Property Taxes are paid directly to the county tax collector for the Clinic Lease for the Euclid Clinic.  All Property Taxes for the Euclid Clinic for calendar year 2003 have been paid by StarCare.  StarCare received an invoice during March 2004 for the six-month period commencing January 2004 and ending June 2004.  StarCare paid the invoice and will treat the prorated portion for April through June as a Pre-Paid Obligation (as defined in Section 4.13). Property Taxes under the Clinic Leases for other than the Euclid Clinic are paid to the landlord under such Clinic Leases based on estimates similar to CAM.  StarCare has paid all Property Taxes owing prior to the Effective Date for the Euclid Clinic.  Except for the Clinic Lease for the Anaheim Clinic which is currently being reconciled and any reconciliation deficiency, if any, will be paid by StarCare, all Property Tax charges for calendar year 2003 and previous calendar years which were based on “estimates”, have subsequently been reconciled against “actual” charges and no further payments will be owing for Property Taxes for such periods.  All Property Taxes for Clinic Leases based on “estimated” amounts for January/February/March 2004 have been paid in an amount equal to such estimates.  The parties acknowledge that subsequent to the Closing Date they will receive reconciliation reports from those Clinic Leases which have Property Tax charges and that Buyer will be obligated to pay any increased Property Tax charges for January/February/March 2004 that may become due post-Closing for such pre-Closing period as a result of such reconciliation.  Likewise, Buyer shall be entitled to retain any credit for charges that may result should the “actual” Property Tax charges for January/February/March 2004 be determined to be less than what was actually paid by StarCare.

(iii)                               Insurance for the Clinic Lease for the Euclid Clinic is paid to the landlord.  This insurance is paid a year in arrears.  All Insurance that is owing by StarCare for calendar year 2003 and prior has been paid.   At Closing, StarCare will estimate the taxes for January/February March 2004, based on what was paid for this same period in 2003, and will add this amount to the April capitation payment of Buyer.  After the Closing, Buyer shall be responsible for all insurance for the Euclid Clinic, including the insurance for January/February March 2004 when the bill is received in 2005.

(iv)                              Utilities for the Clinic Leases are billed in arrears (whether Utilities are paid to the landlord or to the utility company).  StarCare has paid all bills for Utilities it Received (as defined in Section 2.5) in the ordinary course of business and hereby represents to Buyer that no Utility bills are “past due”.  The parties acknowledge however that subsequent to the Closing Date, Buyer will be responsible for Utility bills other than those Received by StarCare in the ordinary course of business on or prior to the Closing Date.

2.7                                 Tangible Personal Property.     Schedule 2.7 contains a list of each item of furniture, equipment and other tangible personal property with an original cost of $500 or more that is owned by StarCare and pertains to the Clinic Business (“Tangible Personal Property”). StarCare has good, marketable and valid title to all Tangible Personal Property and is owned by it free and clear of Liens except as set forth on Schedule 2.4.  Exclusive only of items set forth on Schedule 2.7(b) which are currently in storage or supply rooms at 710 N. Euclid or the Clinic Storage Space, all of the Tangible Personal Property is in operating condition.  Except for the representation set forth above, the Tangible Personal Property is sold “AS IS-WHERE IS” with no warranty or representation of any kind as to its physical condition.

2.8                                 Intellectual Property.  Schedule 2.8 lists all intellectual property owned by StarCare that is currently being used in the Clinic Business.  Except as listed on Schedule 2.8,  StarCare does not pay, nor does it know of any reason it is obligated to pay, any royalties, license fees or other amounts to any person or entity as a result of the use of the intellectual property set forth on Schedule 2.8.  To the knowledge of StarCare, its use of the trade names listed on Schedule 2.8, does not infringe on the rights of any third party.

2.9                                 Contracts.  Schedule 2.9 sets forth a list of all contracts, arrangements, and commitments (whether oral or written) to which the Clinic Business is bound (the “Contracts”), which relate to the Clinic Business, and which are being assumed by Buyer.  StarCare has delivered to Buyer a correct and complete copy of each Contract. Each of the Contracts is a legal, valid, binding, enforceable agreement of StarCare, in full force and effect, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency, fraudulent conveyance, or other laws affecting creditor’s rights generally, and except as enforceability is subject to general principles of equity.  There is not now and, to the knowledge of StarCare, there has not been claimed or alleged by any person or entity, that a default exists, or an event that with notice or lapse of time or both would constitute a default or event of default, on the part of StarCare, or to the knowledge of StarCare, any other party thereto which default would have a material adverse effect on the Clinic Business.  Except as set forth on Schedule 2.2 and Schedule 2.9, no consent from, or notice to any third person or governmental entity is required in order to maintain in full force and effect any of the Contracts, other than consents that have been obtained and are unconditional and in full force and effect, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency, fraudulent conveyance, or other laws affecting creditor’s rights generally, and except as enforceability is subject to general principles of equity, or consents that will be obtained which will be unconditional and in full force and effect, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency, fraudulent conveyance, or other laws affecting creditor’s rights generally, and except as enforceability is subject to general principles of equity.

2.10                           Legal Proceedings.  There is no pending claim, suit, action, legal or administrative proceeding (“Proceeding”), and, to the knowledge of StarCare, no person, entity or authority

(including, but not limited to, any employee, agent, contractor or provider of StarCare has threatened to commence any Proceeding or any investigation that could lead to a Proceeding against StarCare that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any part of the Transaction.  There is no outstanding order, judgment, writ, injunction or decree of any court or any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, to which StarCare or any of the other assets owned or used by StarCare in the Clinic Business is subject that has not been fully complied with to the satisfaction of such governmental entity.   Except as set forth on Schedule 2.10 (“Existing and Threatened Claims”), there is no Proceeding, nor to the knowledge of StarCare has anyone threatened to commence any Proceeding or any investigation that could lead to a Proceeding against StarCare.  Except for the cases entitled Laurie Colebaugh vs. Pinnacle Health Resources, Gateway Medical Group, Inc. Los Angeles Superior Court Case No. BC282583, Colebaugh vs. StarCare Medical Group, Inc., Gateway Medical Group, Inc., Pinnacle Health Resources, Inc. Orange County Superior Court Case No. 03CC01720 (the “Colebaugh Case”), and Ron Herrador vs. Gateway Medical Group Los Angeles Superior Court Central District Case No. BC304297 (“Herrador Case”) (Colebaugh Case and Herrador Case are collectively referred to as, the “Colebaugh/Herrador Cases”) listed on Schedule 2.10 as two of the Existing and Threatened Claims, the insurance coverage of StarCare, or in the case of actions involving its affiliate Pinnacle, as of the date hereof is sufficient to fully cover all fees, expenses and costs, including attorney fees relating to the defense of such actions and all settlement and judgment amounts pertaining to such actions, subject to the policy deductibles and policy limits, exclusive, however, of allegations of fraud and punitive damages.  In the Gateway Transaction, Tsoong has agreed to indemnify StarCare for the Colebaugh/Herrador Cases.   Irrespective of Tsoong’s indemnification obligations and irrespective that the Existing Threatened Claims are not an assumed liability under this Agreement, the parties agree that to the extent there is a request for information or records pertaining to the Clinic Business or Buyer otherwise has a reasonable request for a status report, StarCare and Buyer shall agree to reasonably cooperate in providing such requested information.

2.11                           Compliance with Laws.  StarCare is not in violation of any law, rule, regulation or administrative or judicial order pertaining to the Clinic Business (including, without limitation, licensing, health care, federal, state or local laws relating to kickbacks, illegal referrals, illegal billings or the like, drug enforcement, securities, zoning, building, environmental, immigration, civil rights and occupational health and safety laws, regulations, ordinances and codes) and there is no law, rule, regulation or administrative or judicial order applicable to StarCare (as opposed to a law, rule, regulation or administrative or judicial order only applicable to Prospect) that any part of the Transaction would violate, which would have an adverse effect on the Clinic Business or would have the effect of delaying, making illegal or otherwise interfering with, any part of the Transaction.  To the best of its knowledge, StarCare has no reason to anticipate that existing circumstances are likely to result in violations of any of the foregoing.

2.12                           Employees.  Set forth on Schedule 2.12 are the following:

(a)                                  Except only for an acupuncturist named Wellington Cheng (“Dr. Cheng”) whose employment has been terminated by StarCare prior to the Closing Date, a complete and accurate list of the names, titles, dates of hire and rates of pay of all employees of StarCare and/or Pinnacle that pertain to the Clinic Business.  Except as set forth separately on Schedule 2.12, all employees are “at will” employees and no written or oral employment, consultant or independent contractor agreement exists with respect to StarCare or Pinnacle or to which StarCare or Pinnacle may be bound with respect to these employees.

(b)                                 Except for those physician employees listed on Schedule 2.12 (excluding only Dr. Cheng) as having an employment or independent contractor agreement with the Clinic Business (“Existing Closing Date Physicians”), all employees listed on Schedule 2.12 have been, or shall be, terminated by the close of business on the Closing Date so that they are made available for employment by Buyer commencing the Effective Date (“Terminated Employees”).  Except as otherwise provided in Section 4.6, none of the employment or independent contractor agreements with the Existing Closing Date Physicians (“Existing Physician Employment Contracts”), has been, or shall be, terminated by StarCare.   As set forth in Section 4.6, all Existing Physician Employment Contracts are being assigned under this Agreement and liabilities and/or obligations to such Existing Closing Date Physicians which arise on or after the Effective Date, are being assumed by Buyer.  All compensation and benefits which was or is required to be paid to the Terminated Employees and the Existing Closing Date Physicians on or prior to the Closing Date has been paid.

Except as set forth in Schedule 2.12, neither StarCare nor Pinnacle is a party to, bound by, nor do they maintain or make any contribution to, nor have they incurred any expense with respect to any employment agreement, pension, retirement, deferred compensation, profit sharing, bonus or incentive plan, medical, dental or other health insurance plan, life insurance plan, or other employee benefit plan, program, arrangement or undertaking, whether or not legally binding (including, without limitation, any “employee benefit plan” as defined in Section 3(3) of the federal Employee Retirement Income Security Act (“ERISA”)), under which employees of the Clinic Business are eligible to participate or derive a benefit (collectively “Employee Plans” and individually “Employee Plan”).

There is no liability of the Clinic Business which has not been properly accrued on the February Financial Statements or the March Estimated Partial Financial Statements for any Employee Plan or unpaid compensation, tax withholdings, wrongful termination, Federal Insurance Contribution Act and disability payments of any kind with respect to any employee or independent contractor providing services to StarCare and/or Pinnacle, including without limitation, vacation pay, sick leave pay, personal day pay, severance pay and bonus pay.

All obligations arising from the notice of termination given to Dr. Cheng, including but not limited to any salary and benefits (including PTO) for the notice period in Dr. Cheng’s employment agreement or any COBRA continuation coverage obligations shall be paid by StarCare.  StarCare has paid or shall pay, on or prior to the Closing Date, any amounts owing physicians pursuant to performance bonus awards for calendar year 2003.  The parties acknowledge that two physicians shown on Schedule 2.12, namely, Dr. Monta Tsai and Dr. Howard Siegel are currently paid as medical directors of the Clinic Business.  StarCare and Pinnacle have agreed that for a period of 6 months from the Closing Date, it will pay $1,000 a month to these two physicians to perform medical director services.  All other obligations under the employment agreements of Dr. Tsai and Dr. Siegel for services after the Effective Date shall be paid by Buyer.

2.13                           No Bankruptcy Proceedings.  StarCare has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets, property or business, (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets, property or business, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or compromise to its creditors generally.

2.14                           Licensure.  As of the date hereof, each of the employees of StarCare who provide services in the Clinic Business who is required to be licensed in connection with the delivery of health care services is duly licensed without restriction.

2.15                           Environmental.  StarCare has complied with all federal, state and local environmental laws, rules and regulations as in effect on the date hereof applicable to its business and its assets.   To the knowledge of StarCare, no hazardous or toxic waste, substance, material or pollutant (as those or similar terms are defined under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601 et seq., Toxic Substances Control Act, 15 U.S.C. 2601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. 6901 et seq. or any other applicable federal, state and local environmental law, statute, ordinance, order, judgment, rule or regulation relating to the environment or the protection of human health (“Environmental Laws”)), including but not limited to, any asbestos or asbestos related products, oils or petroleum-derived compounds, CFCs or PCBs, have been released, emitted or discharged or are currently located in, on, under, or about the real property on which the Clinic Business is located.  The Clinic Business is not in violation of any Environmental Laws nor any occupational, safety and health law now in effect.

2.16                           Confidentiality, Non-Solicitation and Non-Compete Arrangements.  Except as set forth on Schedule 2.16, the Clinic Business is not a party to or is bound or affected by, any confidentiality, non-solicitation or non-compete agreements or arrangements, or any acquisition or sale or other agreements that contain any confidentiality, non-solicitation, or non-compete agreements or arrangements, that are currently in effect, or are contained in agreements or arrangements that have lapsed but which contain continuing confidentiality non-solicitation or non-compete obligations, agreements or arrangements.

2.17                           Reimbursement.  As of the date hereof:

(a)                                  StarCare participates in the Medicare and Medicaid programs and in other applicable governmental health care payment programs, and has been and, to the knowledge of StarCare, will continue to be authorized to receive reimbursement from such programs for fees and charges incurred by eligible patients for services of such programs.  StarCare has not received any notice that any such license, participation or authorization has been or is threatened to be terminated or restricted, and StarCare does not know of any basis for any such termination or restriction.  There is no federal or state investigation pending or, to the best knowledge of the

StarCare, contemplated, that will have an impact upon the reimbursement status of StarCare or StarCare’s ability to operate its business as currently conducted.  StarCare has not received any notice of action nor, to the knowledge of StarCare, is there any threatened or likely action by the Medicare or Medicaid program or any carrier, to recoup or challenge any Medicare or Medicaid reimbursement that StarCare has received or for which StarCare currently has a claim pending for services rendered in connection with its business.

(b)                                 All billing practices by StarCare to all third parties including, but not limited to, Medicare, Medicaid and private insurance companies, have been true, fair and correct and in compliance with all applicable laws, regulations and policies of all such third party payors, and StarCare has not billed for or received any payment or reimbursement in excess of amounts permitted by law.

2.18                           Absence of Certain Business Practices.  Neither StarCare nor any of its agents has directly or indirectly (i) offered to pay or solicited any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers, past or present suppliers, contractors, third parties, or third party payors of StarCare in order to obtain business or payments from such persons; other than entertainment activities in the ordinary and lawful course of business; (ii) given or received, or agreed to give or receive, or is aware that there has been made or that there is any agreement to make or receive, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractors, third party payor or any other person other than in connection with promotional or entertainment activities in the ordinary and lawful course of business; (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the laws of the United States or under the laws of any state thereof or any other jurisdiction under which such payment, contribution or gift was made; (iv) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on any of its books or records for any reason; or (v) made or agreed to make or is aware that there has been made or that there is any intention to make, any payment to any person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment.

2.19                           Permits.  Schedule 2.19 sets forth a list of all permits, licenses and approvals from federal, state, local and foreign governmental and regulatory bodies (collectively “Permits”) held by the Clinic Business and relating to the assets which are a part of the Transaction.   To the knowledge of StarCare, none of the Permits is to be or proposed to be suspended, canceled or revoked or amended, modified or limited in any fashion.

2.20                           Fraud and Abuse.  Neither StarCare, nor any individual or entity having an ownership interest in, or who is an officer, director or licensed healthcare employee of StarCare has been convicted of, or to the knowledge of StarCare, investigated for, a Medicare or Medicaid health program related offense.  To the knowledge of StarCare, no individual or entity having an ownership interest in, or who is an officer, director or licensed healthcare employee of StarCare has been convicted or charged with any federal or state health program related offense or convicted of, charged with or investigated for a violation of federal or state law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances, or has been excluded or suspended from participation in state health program or has been subject to any order or consent decree of, or criminal or civil fine or penalty imposed by, any court or governmental agency.

2.21                           Recoupment.  There is no action or, to the knowledge of StarCare, threatened action for recoupment against StarCare, nor is there any request for payments by StarCare to Medicare or of reimbursement from StarCare by Medicare, nor by any other agency affiliated with Medicare, nor by or from any third-party reimburser, including, without limitation, any insurance carrier, pre-paid plan, or any other similar entity, nor is StarCare aware of any basis for such recoupment by any party.  StarCare further represents that none of their accounts has been acquired by unlawful special arrangements or kickbacks, or other unlawful acts.

2.22                           Insurance.  Schedule 2.22 contains a list of all insurance policies maintained by or for the benefit of the Clinic Business, which shall be maintained through the Closing Date.

2.23                           No Undisclosed Liabilities.  To the knowledge of StarCare, there are no liabilities or obligations of any nature that effect or may affect the Clinic Business (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except:  (i) for those shown on the Financial Statements; and (ii) those incurred subsequent to the Financial Statements in the ordinary course of business conducted in a manner consistent with past practices and custom.

2.24                           Tax Matters.  StarCare is a “C” corporation, and except for StarCare’s status as an “S” corporation from its date of incorporation (February 25, 1999) through December 31, 2002, has never made an “S” election. StarCare has timely filed all income and franchise tax returns required to be filed by it and has timely paid in full all Taxes (defined below) owed by it for the periods ending on December 31, 2002 and has properly accrued, in accordance with generally accepted accounting principles, on the financial statements of StarCare all Taxes for all periods thereafter up to and including December 31, 2003.  Except as provided in Schedule 2.24, all tax returns filed by or on behalf of StarCare are true, accurate and complete in all material respects.  Except as provided in Schedule 2.24, (i) no action or proceeding for the assessment or collection of any Taxes is pending against StarCare, (ii) no deficiency, assessment or other formal claim for any Taxes has been asserted or made against any of StarCare that has not been fully paid or finally settled; and (iii) no issue has been formally raised by any taxing authority in connection with an audit or examination of any return of Taxes.  Except as provided in Schedule 2.24, no federal or state income tax returns of StarCare have been audited or examined, and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for such Taxes for any period.  The audit of the state tax returns of StarCare described on Schedule 2.24 has concluded with a determination by the California Franchise Tax Board that additional taxes and interest of $7,243.00 was due and owing, which amount has been paid.  All Taxes that StarCare has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority.  “Taxes” means taxes, charges, fees, levies, or assessments including, without limitation, income, excise, property, withholding, payroll, sales and franchise taxes, imposed by federal, state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions.

2.25                           Inspections.  Schedule 2.25 sets forth accurately and fully describes (i) all inspections of StarCare by any governmental agency or health plan at any time (A) during the one (1) year period preceding the date of this Agreement wherein a violation was noted or corrective action required pertaining or related to the Clinic Business, or (B) for the last five (5) years wherein a violation was noted or corrective action required and such violation has not been resolved to the satisfaction of such inspecting party.

2.26                           Enrollment Information and Eligibility Reports.   The enrollment information of the Clinic Business set forth in Attachment A to Schedule 1.2(a) was prepared from the eligibility reports of the health plans who are a party to the contracts shown on Attachment A to Schedule 1.2(a).  The enrollment information set forth in Attachment A to Schedule 1.2(a) accurately and completely describes the information provided in the eligibility reports of the health plans as to the enrollment numbers of the Clinic Business as of March 26, 2004.

2.27                           Enrollment Information and Eligibility Reports.  StarCare has delivered to Buyer all eligibility reports showing monthly enrollment information pertaining to the Clinic Business prepared through and including March 26, 2004, and such are true, accurate and complete based on the information provided by the health plans who are a party to the contracts shown on Attachment A to Schedule 1.2(a).

2.28                           Payables Incurred On or Before the Closing Date.  All accounts payables incurred  by the Clinic Business on or prior to March 25, 2004 (the date of the March Estimated Partial Financial Statements) and for which bills or invoices have been Received by StarCare, have been properly accrued on the March Estimated Partial Financial Statements in the ordinary course of StarCare’s business.  All accounts payables incurred by the Clinic Business between March 25, 2004 and the Closing Date and/or for which bills or invoices are Received by StarCare after March 25, 2004 for the period prior to the Closing Date shall be properly accrued on the Closing Date Financial Statements and shall be incurred in the ordinary course of business.    As stated in Section 2.5, the parties acknowledge that the March Estimated Partial Financial Statements will not include all payables incurred by StarCare on or prior to March 25, 2004 as some payables are billed subsequent to such date and some bills are “Received” by StarCare after March 25, 2004.  In all cases however StarCare has processed such payables consistent with its ordinary course of business and no payable is “past due”.

2.29                           Disclosure.  No representation or warranty by StarCare contained in this Agreement or in respect of the exhibits, schedules, lists or other documents delivered to Buyer by StarCare and referred to herein or therein, and no statement contained in any certificate furnished or to be furnished by or on behalf of StarCare pursuant hereto or thereto, or in connection with the Transaction, contains, or will contain as of the date such representation or warranty is made or such certificate is or will be furnished, any untrue statement of a material fact, or omits, or will omit to state as of the date such representation or warranty is made or such certificate is or will be furnished, any material fact which is known to the party making the representation or warranty to be necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

2.30                           Brokers’ and Finders’ Fees.  StarCare has not incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees or commissions with respect to the transactions contemplated by this Agreement, and if StarCare has incurred any such liability, such liability shall be and remain the sole responsibility of StarCare, and StarCare shall indemnify, defend and hold Buyer harmless from and against any and all liabilities, losses, damages, claims, causes of action, costs and expenses (including without limitation, reasonable attorneys’ fees), arising out of or relating to such liability.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

In order to induce StarCare and Pinnacle to enter into this Agreement and to consummate the Transaction, Buyer and the Shareholders, jointly and severally, make the representations and warranties set forth in this Article 3 as of the Closing Date.

3.1                                 Organization.  Buyer is a professional corporation duly organized, validly existing and in good standing under the laws of the State of California.  Buyer has all requisite authority to own, lease, and operate its assets and to carry on its business as currently being conducted.

3.2                                 Authorization.  Each of Buyer and each Shareholder has the power and authority to enter into this Agreement and to consummate the Transaction.  All actions on the part of Buyer necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the Transaction, including all necessary approvals by the shareholders of Buyer, have been or will be taken prior to the Closing Date, and this Agreement (including exhibits, schedules and the ancillary agreements) constitutes the legal, valid and binding obligation of each of Buyer and each Shareholder, enforceable against it in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency, fraudulent conveyance, or other laws affecting creditor’s rights generally, and except as enforceability is subject to general principles of equity.

3.3                                 No Consent Required.  Except as set forth in Schedule 3.3, neither the execution and delivery of this Agreement by the Buyer Parties nor the performance by them of their obligations under this Agreement or the documents required hereunder requires the consent, approval, order or authorization of, or registration, declaration or filing with any governmental entity or any third party that will not have been obtained and delivered to StarCare prior to the Closing Date.

3.4                                 No Violation of Other Agreements; No Conflicts.

(a)                                  Neither this Agreement nor any part of the Transaction violates, conflicts with or results in a breach of, or shall violate, conflict with or result in a breach of any lease, contract, document or agreement to which either of the Buyer Parties is a party or by which either of the Buyer Parties may be bound.

(b)                                 Neither the execution and delivery of this Agreement nor the consummation or performance of the Transaction will, directly or indirectly (with or without the giving of notice, or lapse of time, or both):

(i)                                     contravene, conflict with, or result in a violation of any provision of the organizational documents of Buyer;

(ii)                                  contravene, conflict with, or result in a violation of, any legal requirement or any order, judgment or decree to which either of the Buyer Parties may be subject; or

(iii)                               contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any governmental authorization that is held by either of the Buyer Parties.

3.6                                 Legal Proceedings.  There is no pending Proceeding, and, to the knowledge of the Buyer Parties, no person has threatened to commence any Proceeding nor is there an investigation that could lead to a Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any part of the Transaction.

3.7                                 Compliance with Laws.  Neither of the Buyer Parties or any entity controlled by, under common control with, or controlling them, is in violation of any rule, regulation or administrative or judicial order pertaining to the assets or the business of either of the Buyer Parties (including, without limitation, licensing, health care, federal, state or local laws relating to kickbacks, illegal referrals, illegal billings or the like, drug enforcement, securities, zoning, building, environmental, immigration, civil rights and occupational health and safety laws, regulations, ordinances and codes) and there is no law, rule, regulation or administrative or judicial order that any part of the Transaction would violate which would have the effect of preventing, delaying, making illegal, or otherwise interfering with, any part of the Transaction.  To the best of their knowledge, neither of the Buyer Parties has any reason to anticipate that existing circumstances are likely to result in violations of any of the foregoing.

3.8                                 Due Diligence.  The Shareholders acknowledge that they, on behalf of Buyer, were provided the opportunity to conduct a due diligence review of the Clinic Business.

3.9                                 Disclosure.  No representation or warranty by either or both of the Buyer Parties contained in this Agreement or in respect of the exhibits, schedules, lists or other documents delivered to StarCare by the Buyer Parties and referred to herein or therein, and no statement contained in any certificate furnished or to be furnished by or on behalf of either of the Buyer Parties pursuant hereto or thereto, or in connection with the transactions contemplated hereby, contains, or will contain as of the date such representation or warranty is made or such certificate is or will be furnished, any untrue statement of a material fact, or omits, or will omit to state as of the date such representation or warranty is made or such certificate is or will be furnished, any material fact which is known to the party making the representation or warranty to be necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

3.10                           Brokers’ and Finders’ Fees.  None of the Buyer Parties has incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees or commissions with respect to the transactions contemplated by this Agreement, and if the Buyer Parties have incurred any such liability, such liability shall be and remain the sole responsibility of the Buyer Parties, and the Buyer Parties shall indemnify, defend and hold StarCare harmless from and against any and all liabilities, losses, damages, claims, causes of action, costs and expenses (including without limitation, reasonable attorneys’ fees), arising out of or relating to such liability.

ARTICLE 4

ADDITIONAL AGREEMENTS OF THE PARTIES

In order to induce the other party to enter into this Agreement and to consummate the Transaction, StarCare and Pinnacle, on the one hand, and the Buyer Parties, on the other hand, enter into the agreements set forth in this Article 4.

4.1                                 Indemnification Obligations of StarCare in the Event of Overlapping Indemnification Obligations with the Gateway Transaction.  Attached hereto as Schedule 4.1 are the representations and warranties made by Tsoong in the Gateway Transaction that pertain to the Clinic Business (“Gateway Transaction Representation and Warranties”).  To the extent the representations and/or warranties of StarCare and/or Pinnacle set forth in this Agreement (“StarCare Representations and/or Warranties”) overlap with and/or or restate the same representation (modified only as necessary to apply to the Clinic Business rather than the entire business of StarCare or Pinnacle), they shall be referred to as “Overlapping Representations and/or Warranties.”  Alternatively, to the extent StarCare or Pinnacle has made a StarCare Representation and/or Warranty that does not overlap with and/or restate the same representation (modified only as necessary to apply to the Clinic Business rather than the entire business of StarCare), such shall be referred to as “StarCare Independent Representations and/or Warranties.”

As a result of the existence of Overlapping Representations and/or Warranties, most of the obligations of StarCare to indemnify the Buyer Parties under this Agreement are based on Tsoong’s obligation to indemnify Prospect, and correspondingly StarCare (“Overlapping Indemnification Obligations”).  The Buyer Parties and StarCare agree that with respect to the Overlapping Indemnification Obligations, StarCare shall have the obligation to indemnify the Buyer Parties pursuant to Article 6 hereof only if, and then only, to the extent that, Tsoong has the obligation to indemnify Prospect and/or StarCare for a breach of the Overlapping Representations and/or Warranties, provided however that nothing herein shall be deemed or intended to be a waiver of any rights Buyer may have against any third parties other than

StarCare or any entity or person controlled by, under common control with or controlling, StarCare (“StarCare Affiliates”) with respect to Overlapping Indemnification Obligations.

In the event of a notice by Buyer of a claim of Buyer Indemnifiable Damages pursuant to Section 6.3 of this Agreement (“Buyer Breach Notice”) which is based on a breach of a StarCare Representation and/or Warranty which constitutes an Overlapping Representation and/or Warranty, StarCare agrees to promptly, but in no event later than 30 days, first notify Buyer that the Buyer Breach Notice involves an Overlapping Representation and/or Warranty (providing Buyer with a copy of the Gateway Transaction Representation and/or Warranty which corresponds to the StarCare Representation, Warranty and/or Agreement) (“Overlapping Analysis”) and second, commence an investigation of the asserted breach and diligently, using commercially reasonable efforts, pursue such investigation to conclusion to make a determination as to whether there was a breach of the StarCare Representation and/or Warranty and whether there was a breach of the Gateway Representation and/or Warranty (“Breach Investigation”).  StarCare shall communicate the results of its Breach Investigation to Buyer promptly but no later than 5 business days of the conclusion of the Breach Investigation (“Breach Results”).

If StarCare and Buyer fail to agree on either (i) the results of the Overlapping Analysis or (ii) the Breach Investigation and whether or not StarCare should make a claim against Tsoong, for a breach of the Gateway Representation and/or Warranty, then StarCare and Buyer agree to submit this dispute to binding arbitration within 90 days of the communication of the Breach Results.  Both StarCare and the Buyer Parties agree to accept the results of the binding arbitration as to any decision on the Overlapping Analysis and/or the Breach Results.  Prior to the resolution of the dispute over the Overlapping Analysis and/or Breach Results, StarCare shall have no responsibility to pursue a claim against Tsoong for a breach of the Gateway Representation and/or Warranty.

If either (i) StarCare’s initial Breach Investigation leads StarCare to the conclusion that the Buyer Breach Notice contained a claim that is a breach of the Gateway Representation and/or Warranty (ii) the conclusion reached in binding arbitration is that the Buyer Breach Notice contained a claim that is a breach of the Gateway Representation and/or Warranty, then Buyer shall promptly, but in no event later than 30 days thereafter, make a claim with Tsoong under the Gateway Transaction, and diligently pursue resolution of such claim, using commercially reasonable efforts, to conclusion (“Gateway Claim”).  Buyer agrees to provide its reasonable cooperation to StarCare with respect to the Gateway Claim.  StarCare shall, however, have the authority, subject to a good faith obligation, to use StarCare’s judgment as to the best method of prosecuting the Gateway Claim and/or settling the Gateway Claim for less than the full amount of the Gateway Claim should settlement for less than the full amount of the Gateway Claim become necessary.  Notwithstanding the foregoing, any settlement of a Gateway Claim for less than the full amount of Buyer’s claims shall not constitute a waiver of any common law claim of Buyer against Tsoong or any predecessor owner of the Clinic Business other than StarCare and any StarCare Affiliate.

If either (i) StarCare’s Overlapping Analysis is determined by the arbitrator to be incorrect and the arbitrator determines that the StarCare Representation and/or Warranty constitutes a StarCare Independent Representation and/or Warranty which the arbitrator concludes has been breached or (ii) StarCare’s Overlapping Analysis is correct but StarCare reached an incorrect conclusion in the Breach Investigation, then StarCare shall have a direct obligation to indemnify the Buyer Parties under and pursuant to the terms of Section 6.3 of this Agreement.

4.2                                 Right of First Offer.  StarCare shall have a right of first offer (“Right of First Offer”) in the event that Buyer wishes to sell all or substantially all of the assets and/or business operations of any or all of the Medical Clinics acquired in the Transaction (including any desire by Buyer to sell the stock of Buyer which is acquiring title to the assets) (“Covered Sale”).  StarCare can assign its Right of First Offer to any StarCare Affiliate, including but not limited to Prospect Professional Care Medical Group, Prospect NWOC Medical Group, and Prospect Medical Group (collectively, the “Prospect IPAs”).  References to the rights of StarCare in this Section 4.2 shall be deemed to include references to each StarCare Affiliate.

If at any time Buyer desires to make a Covered Sale then, Buyer shall furnish StarCare a notice setting forth the terms and conditions, determined by Buyer, of its requirements to make its desired Covered Sale (“ROFO Notice”). StarCare shall have thirty (30) days after receipt of the ROFO Notice to elect, in writing, to be the purchaser of the Covered Sale at the price and on the such terms and conditions set forth in the ROFO Notice.  StarCare’s silence shall be deemed a rejection of the right to be the purchaser of the Covered Sale.  If StarCare timely and properly elects to be the purchaser of the Covered Sale, the closing shall take place within 90 days of the ROFO Notice.  The purchase price shall be paid in full in cash at closing or, at the election of StarCare, 45% in cash at closing and 55% by means of a promissory note with 12 equal monthly installments bearing interest on the unpaid balance at 5% interest, secured by the assets or stock purchased in the Covered Sale.  If StarCare does not timely elect to be the purchaser of the Covered Sale, Buyer shall be free to make the Covered Sale to any other purchaser, provided that if Buyer intends to make such Covered Sale at a price less than 95% of the price described in the ROFO Notice or on terms materially more favorable to a purchaser than those set forth in the ROFO Notice, Buyer shall give StarCare written notice setting forth the applicable purchase price and terms and conditions, and StarCare shall have thirty (30) days to elect in writing to be the purchaser of the Covered Sale at such purchase price and on such terms and conditions.

Notwithstanding the foregoing, a sale by Buyer exclusively of all or any portion of the assets of the worker’s compensation portion of the Clinic Assets, shall not be a Covered Sale hereunder.

4.3                                 Primary Care and Specialist Provider Agreements.  On the Closing Date, Buyer shall execute a primary care capitation contract with StarCare and APAC, in the form of Exhibit “H” attached hereto (“Buyer/StarCare Provider Agreement”) and shall execute a primary care capitation contract with the Prospect IPAs in the form of Exhibit “I” attached hereto (“Buyer/Prospect Provider Agreement”).   Buyer shall also execute on the Closing Date, a specialty agreement with StarCare, in the form of Exhibit “J” attached hereto (“Buyer/StarCare Specialty Provider Agreement”).  The parties acknowledge that currently two of the Shareholders are specialist physicians who have entered into a specialty provider agreement with at least one of the Prospect IPAs.   The parties acknowledge that neither StarCare nor any

StarCare Affiliate, including the Prospect IPAs, is under an obligation to execute specialty provider agreements in the future or renew the existing provider agreements, with such  Shareholders as a result of the consummation of this Transaction.   The parties also acknowledge that such Shareholders have, correspondingly, no obligation to enter into future or renew the existing specialty provider agreements with the Prospect IPAs or any into new specialty agreements with StarCare or any other StarCare Affiliate as well.

4.4                                 Cancellation of Certain Third Party Primary Care Capitation Contracts.  As set forth in Section 2(y) of the Buyer/StarCare Provider Agreement, Buyer shall be required to terminate any Primary Care Capitation Contracts (as defined in the Buyer/StarCare Provider Agreement) with IPAs other than StarCare, APAC, and the Prospect IPAs (“Outside IPAs”) if certain conditions are met.  As set forth in Section 2(y) of the Buyer/StarCare Provider Agreement, this obligation shall require the future termination of the Caremore Agreement (as defined therein) and primary care contracts with other Outside IPAs that Buyer may enter into subsequent to the Effective Date pursuant to the terms and conditions of the Buyer/StarCare Provider Agreement.  The obligations of Buyer to comply with the Cancellation Demand (as defined in the Buyer/ StarCare Provider Agreement) shall be secured by the Security Agreement.  Any failure to comply with the Cancellation Demand shall be, in addition to any other remedies available to StarCare under this Agreement or under the law, a default under the Security Agreement.

4.5                                 Exclusivity Obligations Binding on Successors.  The provisions of the  Buyer/StarCare Provider Agreement reflect that a material inducement for StarCare to enter into this Transaction with the Buyer Parties is the agreement of Buyer to be exclusive to StarCare and/or StarCare’s Affiliates with respect to Primary Care Capitation Contracts and not use Outside IPAs after a Cancellation Demand is delivered in accordance with the Buyer/StarCare Provider Agreement.  Furthermore, the Buyer Parties acknowledge that as a result of the Clinic Business Purchase, Buyer will employ the physicians who currently are part of the StarCare IPA Business, in that in addition to being employees of the Medical Clinics, they and/or the Medical Clinics, currently use the StarCare IPA Business, as their independent practice association.   The patients who use the services of the physicians currently employed by the Medical Clinics are “StarCare Enrollees” of the StarCare IPA Business.  The loss of these StarCare Enrollees from the StarCare IPA Business would be a hardship to StarCare and the StarCare Affiliates.   As a result, in the event of the issuance of any additional shares of stock in Buyer and/or the transfer of any of the outstanding stock or assets of the Clinic Business, the obligation to be exclusive as set forth in the Buyer/StarCare Provider Agreement shall be binding on the holders of such stock or assets (other than assets described in the last sentence of Section 4.2) to the same extent that it is applicable to Buyer and each Shareholder who performs services at any of the Medical Clinics through and on behalf of Buyer, until the termination of the Buyer/StarCare Provider Agreement.

4.6                                 Hiring of Employees of the Clinic Business.   As described in Sections 1.6 and 2.12, StarCare and Pinnacle shall terminate the Terminated Employees by the close of business on the Closing Date.  StarCare hereby assigns all rights, and Buyer hereby assumes all obligations, arising under the Existing Physician Employment Contracts on and after the Effective Date.  Notwithstanding such assignment and assumption, the parties acknowledge that as of the Effective Date, the Existing Closing Date Physicians shall be terminated as employees of StarCare, and Buyer shall be solely responsible for all obligations of StarCare or the Medical Clinics under the Existing Physician Employment Contracts arising on and after the Effective Date.  Buyer agrees that it shall offer employment to all of the employees of the Medical Clinics and Clinic Corporate Office listed on Schedule 2.12 on the Closing Date, which employment would commence, assuming acceptance by such employee, on the Effective Date.    The parties acknowledge that StarCare shall attempt to obtain an acknowledgement, in the form attached hereto as Schedule 4.6(a), from each Existing Closing Date Physician which reflects that he or she consents to the assignment of his or her Existing Physician Employment Contract to Buyer and acknowledges that StarCare is no longer their employer after the Closing Date (“Physician Acknowledgement”).   The parties also acknowledge that StarCare and/or Pinnacle, as applicable, shall attempt to obtain an acknowledgement, in the form attached hereto as Schedule 4.6(b), from each Terminated Employee that acknowledges their termination as an employee of StarCare and/or Pinnacle (“Non-Physician Acknowledgement”).  With respect to any Existing Closing Date Physician who has an Existing Physician Employment Contract and who refuses to sign the Physician Acknowledgement, StarCare will provide formal notice pursuant to the notice period set forth in the Existing Physician Employment Contract of the termination of such contract, and StarCare shall be responsible and liable for all obligations of StarCare and/or the Clinic Business under such Existing Physician Employment Contract through the Closing Date.  Even if an Existing Closing Date Physician refuses to sign the Physician Acknowledgement, Buyer shall offer employment to such Existing Closing Date Physician as well as all other all  employees on Schedule 2.12, on the Closing Date.

Buyer agrees that within ninety (90) days of the Effective Date, Buyer shall use reasonable efforts to obtain an amendment to each Existing Physician Employment Contract or, in Buyer’s option, a new employment agreement with each Existing Closing Date Physician which contains the provisions set forth on Schedule 4.6(c) (“StarCare Updated Patient Diversion Provisions”).  The parties have agreed that StarCare will reimburse Buyer for each amendment of an Existing Physician Employment Contract or new employment agreement obtained from the Existing Closing Date Physicians which contains the StarCare Updated Patient Diversion Provisions (“Modified Employment Contract”) as follows:

StarCare will pay Buyer Five Thousand Dollars ($5,000.00) for each full time primary care Existing Closing Date Physician who signs a Modified Employment Contract within ninety (90) days of the Effective Date.  There are 16 full time primary care Existing Closing Date Physicians and their names are set forth on Schedule 4.6(d).  StarCare’s reimbursement payment shall be paid by means of (i) a cash payment within thirty (30) days of the Buyer’s delivery to StarCare of a Modified Employment Contract signed by an Existing Closing Date Physician, or (ii) if Buyer’s next monthly payment is due under the Purchase Price Note within thirty (30) days of Buyer’s delivery to StarCare of a Modified Employment Contract signed by an Existing Closing Date Physician, then StarCare may, at StarCare’s option, direct Buyer to decrease the next monthly payment of $34,242.99 due under the Purchase Price Note by as much of the reimbursement payment as possible, with StarCare paying any excess reimbursement payment amount due Buyer in cash within thirty (30) days of the date Buyer has provided StarCare a Modified Employment Contract.

For example, if on April 10, 2004 Buyer delivers to StarCare three (3) Modified Employment Contracts and delivers four (4) additional Modified Employment Contracts on April 20, 2004, then the aggregate reimbursement payment due Buyer for these seven (7) Modified Employment Contracts is $35,000, of which $15,000 is due by May 10, 2004 and $20,000 is due by May 20, 2004.   StarCare may direct Buyer to decrease the May 1, 2004 payment of $34,242.99 under the Purchase Price Note to $0.00 for the month of May.  StarCare would provide a check to Buyer for $757.01 on or before May 20, 2004.     Unless directed similarly in June, Buyer would resume its monthly payment obligations under the Purchase Price Note, with the May payment, however, being deemed made.

Buyer is under no obligation to obtain any Modified Employment Contract for any Existing Closing Date Physician.  However, Buyer has agreed to use reasonable efforts to secure such.  In the event that notwithstanding Buyer’s reasonable efforts to secure a Modified Employment Contract from each Existing Closing Date Physician, Buyer is unable to secure such Modified Employment Contract from one or more Existing Closing Date Physicians (“Non-Signing Physicians”), then Buyer agrees to reasonably cooperate with StarCare and the health plans in seeking to ensure that no enrollees of StarCare and any StarCare Affiliate shall be assigned to such Non-Signing Physicians.   Additionally, in the event one or more of the Non-Signing Physicians violates the existing non-diversion and/or non-solicitation provisions of the Existing Physician Employment Contracts, Buyer agrees that it will join, and fully cooperate with, StarCare and/or any StarCare Affiliate in any legal action against the Non-Signing Physician to stop the improper conduct and/or seek damages from such Non-Signing Physician.   Buyer acknowledges that StarCare will not have privity of contract with any Non-Signing Physician after the Closing Date and therefore any such legal action would likely have to be in the name of Buyer and Buyer consents to the filing of an action in its name as set forth in this paragraph (“Buyer Name Legal Action”).   Notwithstanding Buyer’s obligation to allow the Buyer Name Legal Action in its name and its obligation to fully cooperate with StarCare as set forth in this paragraph, Buyer may choose not to bear fifty percent (50%) or any such lesser portion of the legal fees and costs requested by StarCare at the time of any such Buyer Name Legal Action (“Buyer Name Legal Fees & Costs Portion”).  Buyer is under no obligation to pay any or all of the Buyer Name Legal Fees & Costs Portion in any Buyer Name Legal Action against a Non-Signing Physician.  However, if Buyer chooses not to bear the Buyer Name Legal Fees & Costs Portion, then Buyer shall not be entitled to any damages awarded in such Buyer Name Legal Action beyond reimbursement of any out of pocket costs and reimbursement of the time of its employees or officers in cooperating with StarCare and/or any StarCare Affiliate in preparing and bringing such Buyer Name Legal Action (at their then regular hourly rate) notwithstanding that such damages may include damages suffered by Buyer or that the judgment is in the name of Buyer.

4.7                                 Post-Closing Physician Hires.  Buyer agrees that that it shall enter into an agreement which contains the provisions set forth in Schedule 4.6 with any physician (other than the Existing Closing Date Physicians who are covered by the provisions of Section 4.6) hired or engaged by Buyer to provide medical services at the Clinics after the Closing Date, whether as an employee or independent contractor, and including any Shareholders who provide medical services at the Medical Clinics which contains the provisions set forth in Schedule 4.6.  The obligations of Buyer to obtain an agreement from each physician providing medical services at the Medical Clinics hired or engaged by Buyer after the Closing Date, shall continue throughout the duration of the Buyer/StarCare Provider Agreement and/or the Buyer/Prospect Provider Agreement.

4.8                                 Liability for Lease Obligations.  Buyer agrees to execute leases directly with the landlords of the Clinic Business or to accept an assignment of the existing leases from StarCare, as soon as StarCare has discussed the sale of the Clinic Business with the respective landlords of the Medical Clinics, Clinic Corporate Office, and Clinic Storage Space (collectively, the “Clinic Leases”) and StarCare has notified Buyer that one or more of the landlords has indicated its willingness to consent to an assignment or lease directly to Buyer, and to correspondingly release StarCare for any obligations as tenant  thereunder with respect to the Clinic Leases (“StarCare Release”).  Each Shareholder agrees to execute a several (but not joint) personal guarantee with each landlord to induce such landlords to consent to an assignment of the lease from StarCare to Buyer or to lease directly to Buyer and to provide the StarCare Release.   StarCare, Buyer and each Shareholder agree that it will not be an obligation of any Shareholder to execute a joint and several guarantee with the other Shareholders of Buyer, but rather the obligation of each Shareholder is to execute a “several” guarantee equating to such Shareholder’s percentage ownership interest in Buyer such that each landlord of a Clinic Lease is offered individual guaranties which aggregate to the total obligations under the Clinic Leases.  More specifically,  since the number of shareholders of Buyer equals seven (7) and each Shareholder has an equal percentage ownership interest in Buyer of approximately 14.2898%, then each Shareholder is obligated to execute, assuming the particular landlord requests, a guarantee for each Clinic Lease securing approximately 14.2898% of the obligations under the particular Clinic Lease.  Each Shareholder is required to execute a “several” guaranty as to his/her proportionate share of Buyer for each Clinic Lease, which as stated above, is currently approximately 14.2898%.  At Closing, given that the assignment or new lease to Buyer will not have occurred, Buyer shall execute the subleases pertaining to each Medical Clinic, Clinic Corporate Office and Clinic Storage Space attached hereto as Exhibits K, L, M and N (the “Subleases”).  To secure the obligations of Buyer under the Subleases, Shareholder and each Additional Buyer Shareholder shall execute a personal guarantee in favor of StarCare in the form of Exhibit O (the “Sublease Guaranty”).  Additionally, until such time as the Buyer Parties have procured a StarCare Release for each of the leases pertaining to the Medical Clinics, Clinic Corporate Office and Clinic Storage Space, the obligation of the Buyer Parties to so procure such StarCare Release shall be secured by the Security Agreement.   Any default by the Buyer Parties under a lease with a landlord of the Clinic Business resulting in a claim against StarCare, shall be, in addition to any other remedies available to StarCare under this Agreement or under the law, a default under the Security Agreement.   Notwithstanding the foregoing, if a landlord for one or more of the Clinic Leases refuses to consent to the assignment of the Clinic Lease but will agree to a sublease of the Clinic Lease at the same rent and with the same obligations as in the Clinic Lease (though the duration of the sublease may need to be less than the full term of the Clinic Lease to make it an acceptable “sublease” to the landlord), then Buyer and the Shareholders agree to such sublease arrangement and agree that a “several” guarantee of each of the Shareholders as described in this Section (and consistent with the Sublease Guaranty) shall be given to StarCare to secure such “sublease” to the extent a new sublease(s) needs to be executed to evidence the same.  In addition, StarCare agrees that Buyer may sublease a portion of the Euclid Clinic premises subleased to Buyer under the Sublease for the Euclid Clinic without StarCare’s consent (but with at least 15 days prior notice to StarCare), so long as such further subletting of does not otherwise violate the Clinic Lease for the Euclid Clinic and provided that any such subletting will not release Buyer or any Shareholder from liability to StarCare hereunder, under the Euclid Clinic Sublease or the Sublease Guaranty for the Euclid Clinic.  The foregoing sentence shall in no way limit StarCare’s rights hereunder to seek the approval of the landlord of the Clinic Lease for the Euclid Clinic to an assignment of such Clinic Lease to Buyer or entering into a new lease directly with Buyer in an effort to secure a StarCare Release.

4.9                                 Breach by Physician of StarCare Non-Diversion Provisions.  In the event StarCare and/or any StarCare Affiliate is asserting that a physician who was, or is then currently, providing medical services at the Medical Clinics, has or is, breaching the provisions of his/her Modified Employment Contract or other employment/independent contractor agreement with Buyer which has the StarCare Non-Diversion Provisions described in Schedule 4.6(c), then StarCare, or any StarCare Affiliate, as applicable, shall notify Buyer.  StarCare and/or the StarCare Affiliate shall give Buyer the option of paying StarCare and/or the StarCare Affiliate, the liquidated damages it asserts is due under such StarCare Non-Diversion Provisions within three (3) business days of the notice to Buyer in which case StarCare will not pursue its claim against the breaching physician and instead will allow Buyer, at Buyer’s option, to pursue such, along with any other claims Buyer may have, against such physician. If Buyer chooses not to pay StarCare and/or the StarCare Affiliate as described above, StarCare and/or the StarCare Affiliate can proceed, at their option, with their claim against such physician based on their status as third party or intended beneficiaries of the StarCare Non-Diversion Provisions in the agreement between Buyer and the physician and Buyer shall fully cooperate with StarCare and/or the StarCare Affiliate in any such action (at no cost or expense to Buyer) (“Direct StarCare Action”).  In the event StarCare and/or any StarCare Affiliate proceeds with any such Direct StarCare Action and is awarded, and ultimately collects, damages in excess of the sum of the contractual liquidated damages amount, plus StarCare and/or the StarCare Affiliates’ actual attorneys’ fees and costs in investigating, bringing and completing such Direct StarCare Action (the excess being referred to as the “Excess Damage Award”), StarCare and/or the StarCare Affiliate shall remit the Excess Award Amount to Buyer.  The provisions of this Section apply only in those instances where there is no assertion by StarCare and/or a StarCare Affiliate that Buyer (including the Shareholders or any officer, director or other agent of or employees of Buyer (other than the alleged breaching physician)) or any affiliate of Buyer was a participant in the breach by the physician of the non-diversion/non-solicitation provisions imposed on Buyer under the Buyer/StarCare Provider Agreement or the Buyer/Prospect Provider Agreement.  If the allegation is that Buyer directly, or through those parties bound under the Buyer/StarCare Provider Agreement and/or Buyer/Prospect Provider Agreement, violated the non-diversion/non-solicitation provisions by either participating with any breaching physician, or directly or with or through persons bound under the Buyer/StarCare Provider Agreement or Buyer/Prospect Provider Agreement (other than the alleged breaching physician), then neither StarCare nor any StarCare Affiliate is obligated to so notify Buyer in advance of any Direct StarCare Action or any other legal action or provide any Excess Damage Award to Buyer.

4.10                           Knowledge Standard. Whenever a representation, warranty, covenant or agreement is qualified by the statement “to the knowledge of StarCare,” knowledge shall be deemed to be the actual knowledge of Raj Takhar, Jacob Y. Terner, M.D. and/or R. Stewart Kahn, without a duty of inquiry.

4.11                           Capitation Payments.   The parties acknowledge the Buyer/StarCare Provider Agreement provides for capitation payments to be paid to Buyer in arrears and that the specialty provider agreements of Prospect Professional Care Medical Group and Prospect Medical Group currently with the Clinic Business (collectively, “Prospect”) provide that Prospect will pay capitation between the 28th and 31st of each month.   Notwithstanding anything to the contrary in this Agreement, the Buyer/StarCare Provider Agreement, or the Prospect provider agreements, StarCare will estimate the capitation payments due under the Buyer/StarCare Provider Agreement, and will cause Prospect to pay estimated capitation payments due Buyer under the Prospect provider agreements, and will advance such estimated amounts to Buyer between the the 1st and the 10th of each of the months of April, May and June 2004.  At the end of the month or the beginning of the following month when the actual capitation is determined, the parties will reconcile the amounts and make any necessary credits or debits to the subsequent month’s capitation as a result of any discrepancy between actual and estimated amounts. The parties acknowledge that this agreement to “advance” capitation prior to its scheduled date is only with respect to StarCare and Prospect and does not cover any other capitated agreements such as agreements with Arta Medical Group, CareMore Medical Group, OCIPA and Talbert Medical Group.

4.12                           Post-Closing Reconciliation of Accounts Payables.  In the event Buyer receives bills for accounts payable items that are not shown on the Closing Date Financial Statements or the Schedule of Accounts Payable attached to the Closing Date Financial Statements (e.g., inventory ordered prior to Closing, utility bills, etc.) (“Unscheduled Accounts Payable”), then Buyer shall be obligated to pay up to an aggregate of $10,000 of Unscheduled Accounts Payable (“Accounts Payable Cushion Amounts”), provided that such Unscheduled Accounts Payable were incurred by StarCare in the ordinary course of business and are not past due.

4.13                           Prorated Charges Attributable to Period After the Closing Date; Offset Against Capitation Payments.   Certain obligations such as Property Taxes for the Clinic Lease for 710 N. Euclid for the period between January and June 2004 were billed in a single invoice and paid by StarCare in full.  On the Closing Date StarCare shall prorate the portion attributable to the period prior to the Effective Date and the amount attributable to the period on and after the Effective Date.  The amount attributable to the period on and after the Effective Date shall be the obligation of Buyer (“Pre-Paid Obligations”).  The Pre-Paid Obligations are set forth on Schedule 4.13.  StarCare shall deduct and offset the amount of the Pre-Paid Obligations from the Buyer’s capitation payment described in Section 4.11 and in the Buyer/StarCare Provider Agreement, for the month of April, provided that no other capitation payments shall be subject to deduction and/or offset for any obligations of Buyer or Shareholders under this Agreement, except as expressly permitted by this Agreement.   Nothing in this Section 4.13 is meant to limit any rights of deduct, offset or credits of the parties to the extent provided, if at all, in the Buyer/StarCare Provider Agreement, the Buyer/Prospect Provider Agreement and/or the  Buyer/StarCare Specialty Provider Agreement (e.g, reconciliation of estimated versus actual capitation amounts on a monthly basis).

4.14                           Pass Through of Subsidy for Internist.   StarCare has agreed that for so long as its contract with Anaheim Memorial Hospital, which provides for a subsidy in the approximate amount of $7,500 for an internist (“Internist Subsidy”), is in place, then StarCare shall forward the Internist Subsidy to Buyer, within ten (10) business days of receipt.

4.15                           Reasonable Consultation Availability with Certain StarCare Employees.  StarCare has agreed to make Raj Takhar and Raymond Lau available for consultations as needed for a period of 4 months after the Closing Date to Buyer for transition purposes.

4.16                           Re-Mapping of Enrollees. StarCare has agreed that in the event that any of the physicians to which StarCare or any of StarCare’s affiliates (i.e., physicians under contract with Prospect Medical Group, Prospect Professional Care Medical Group and Prospect NWOC Medical Group) resigns or otherwise terminates his/her provider contract, StarCare and/or the StarCare affiliate will, to the extent permitted under the health plan contract(s), use its best efforts, to map the patients of such resigning/terminating physician to the Medical Clinics.     StarCare also agreed that to the extent Buyer terminates certain of the Existing Closing Date Physicians at the Medical Clinics within the first 6 months after the Closing Date pursuant to a layoff as part of any restructuring of the Medical Clinics to meet Buyer’s operational guidelines, StarCare agrees that it will, to the extent permitted under the health plan contract(s), use its best efforts to map the patients of such terminated physician to the Medical Clinics.  All parties acknowledge that only the health plans can make the final decision about remapping an enrollee and that the health plan will most likely follow the instructions of the patient if the patient’s request is inconsistent with the request of StarCare.

4.17                           Initial Trust Deposits for CAP-MPT.   StarCare has agreed that to the extent the insurance carrier, Malpractice insurance – Cooperative of American Physicians/Member Protected Trust (Cap-MPT), can transfer the initial trust deposits   (as shown on Schedule 4.17) posted by StarCare for each of the employed physicians, to Buyer, StarCare will transfer such deposits to Buyer in the manner prescribed by the insurance carrier.

4.18                           Clinic Lease Deposits.   StarCare has agreed that to the extent any of the landlords under any of the Clinic Leases are holding a tenant security deposit, and to the extent that StarCare has an interest in that security deposit, then upon a StarCare Release, any interest of StarCare in any security deposit relating to such Clinic Lease will be deemed transferred to  Buyer.

4.19                           No Transfer of Stock or Assets of Buyer Without Consent of StarCare.  So long as  the Buyer/StarCare Provider Agreement described in Section 4.4 is in effect (has not expired or otherwise been terminated), neither Buyer nor any Shareholder may sell, transfer, assign or otherwise convey any of the (i)  assets of the Clinic Business (except as permitted by the last sentence of Section 4.2) or (ii) stock of Buyer in any transaction resulting in a change of 50% or more of the ownership or voting securities of Buyer without the consent of StarCare.  Buyer may also not issue any additional shares of stock in Buyer to any party in any transaction which would result in a change of 50% or more of the ownership or voting securities of Buyer without the consent of StarCare during the term of the Buyer/StarCare Provider Agreement.  Any transferee or new owner of any of the assets of the Clinic Business (other than as permitted by the last sentence of Section 4.2) or any of the stock of Buyer shall take subject to the obligations of Buyer under the Buyer/StarCare Provider Agreement.

4.20.                        Post Closing Billing and Collection of Accounts.   StarCare shall provide all reasonable cooperation to Buyer Parties in connection with Buyer Parties’ collection of the accounts receivable sold to Buyer pursuant to this Agreement (“Accounts Receivable”).  Without limiting the generality of the foregoing, StarCare shall take all reasonable actions necessary or desirable to permit Buyer Parties to continue to bill and collect the underlying claims relating to the Accounts Receivable (the “A/R Claims”), in the name and applicable provider numbers of StarCare or the applicable StarCare clinic or physician that performed the services in question.  StarCare hereby grants Buyer a special power of attorney limited solely to the right to bill and collect the A/R Claims.  Such special power of attorney shall be irrevocable for a period of one hundred eighty (180) days following the Closing Date.  StarCare shall further provide Buyer Parties will all supporting documentation relating to the Claims reasonable necessary to allow Buyer Parties to collect on such Claims.   StarCare shall remit collections for the Accounts Receivable that are received directly by StarCare as they are collected, on a weekly basis, to Buyer, together with all originals of all Explanation of Benefits, remittance advice or similar items received from the applicable payor.

4.21                           T-1 Line.  StarCare and/or Pinnacle will maintain the T-1 line at Pinnacle’s Irvine location for the duration of Pinnacle’s current lease at that location, and will, at Buyers’ request, provide reasonable assistance to Buyer should Buyer wish to assume the T-1 line at the end of such period.   Buyer’s assumption or transfer of such T-1 line shall be at no cost or expense to StarCare or Pinnacle and shall in no way delay any termination by StarCare and/or Pinnacle of Pinnacle’s Irvine location lease.

4.22                           Notification.  Between the date of this Agreement and the Closing Date, StarCare and Buyer agree to promptly notify each other in writing if they become aware of any fact or condition that causes or constitutes a breach of any of their representations and warranties as of the date of this Agreement, or if they become aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

4.23                           Good Faith.  StarCare and Buyer agree that they will perform their obligations under this Agreement in good faith.

4.24                           Best Efforts.  So long as this Agreement remains in effect, StarCare, Pinnacle and Buyer shall use their respective best efforts to cause the Transaction to be consummated on the Closing Date.  StarCare, Pinnacle and Buyer shall proceed as soon as practicable in the procurement of permits, consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Transaction on the terms herein provided, and shall diligently prosecute the same.

4.25                           Further Assurances.  StarCare and Buyer agree that at any time and from time to time after the Closing Date they will execute and deliver to any other party such further instruments or documents as may reasonably be required to give effect to the Transaction.

ARTICLE 5

DELIVERIES AND CONDITIONS

5.1                                 Deliveries by Buyer on the Closing Date.  On the Closing Date, Buyer shall deliver to StarCare:

(a)                                  A copy of the Articles of Incorporation of Buyer, with all amendments thereto, and certificate of good standing from the State of California, both of which shall be certified as of a date within twenty days prior to the Closing Date by the Secretary of State of California.

(b)                                 A certificate executed by each of the Shareholders and the President of Buyer confirming (i) the truth and correctness in all material respects of all of Shareholders’ and Buyer’s representations and warranties in this Agreement as of the Closing Date and as of all times between the date hereof and the Closing Date, and (ii) that all agreements and covenants of the Shareholders and Buyer specified herein to be complied with prior to the Closing Date have been complied with.

(c)                                  A certificate of the Secretary of Buyer dated the Closing Date and accompanying resolutions reflecting that the necessary corporate action by the Board of Directors of Buyer and by the Shareholders has been taken to authorize the consummation by Buyer of the Transaction.

(d)                                 The Purchase Price described in Section 1.4 hereof, including, execution of the Purchase Price Note in the form attached hereto as Exhibit A, the Security Agreement in the form attached hereto as Exhibit B, the Guaranty of the Purchase Price Note in the form attached hereto as Exhibit C, the Additional Consideration Note in the form of Exhibit D, the Guaranty of the Additional Consideration Note in the form of Exhibit E, the PTO Note in the form attached as Exhibit F, and the Guaranty of the PTO Note in the form attached as Exhibit G.

(e)                                  The Buyer/StarCare Provider Agreement, the Buyer/Prospect Provider Agreement and the Buyer/StarCare Specialty Provider Agreement.

(f)                                    The Bill of Sale in the form attached hereto as Exhibit P as executed by Buyer.

(g)                                 The Subleases in the form attached hereto as Exhibits K, L, M and N as executed by Buyer, as sublessee.

(h)                                 The Sublease Guaranty in the form attached hereto as Exhibit O.

5.2                                 Conditions to the Obligations of StarCare and Pinnacle.  The obligation to consummate the Transaction is conditioned upon satisfaction, or waiver by StarCare in writing, of all of the following on or before the Closing Date:

(a)                                  All of the representations and warranties of Buyer in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, except for such representations and warranties that address matters as of a specific date, which need only to have been true and accurate as of such date.

(b)                                 All of the agreements, covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing Date must have been duly performed and complied with in all material respects.

(c)                                  Each document required to be delivered pursuant to Section 5.1 hereof must have been delivered to StarCare and Pinnacle.

(d)                                 Since the date of this Agreement, there must not have been commenced or threatened against Buyer, or any officer, director or shareholder of Buyer, any proceeding (i) involving any challenge to, or seeking damages or other relief in connection with part of the Transaction, or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any part of the Transaction.

(e)                                  Any third party approvals or consents required to be obtained to effectuate the Transaction shall have been received.

5.3                                 Deliveries by StarCare and Pinnacle on the Closing Date.  On the Closing Date, StarCare shall deliver to Buyer:

(a)                                  A copy of the Articles of Incorporation of StarCare, with all amendments thereto, and a Certificate of Good Standing from the State of California both of which shall be certified as of a date within twenty days prior to the Closing Date by the Secretary of State of California.

(b)                                 Certificates executed by the CEO & President of StarCare and Pinnacle confirming (i) the truth and correctness in all material respects of all of StarCare’s representations and warranties in this Agreement as of the Closing Date and as of all times between the date hereof and the Closing Date, and (ii) that all agreements and covenants of StarCare and Pinnacle specified herein to be complied with prior to the Closing Date have been complied with.

(c)                                  Certificates of the secretary of StarCare and Pinnacle dated the Closing Date, and accompanying resolutions reflecting that the necessary corporate action by the Board of Directors of StarCare and Pinnacle to authorize the consummation by StarCare and Pinnacle of the Transaction.

(d)                                 The Buyer/StarCare Provider Agreement, the Buyer/Prospect Provider Agreement and the Buyer/StarCare Specialty Provider Agreement.

(e)                                  The Bill of Sale in the form attached hereto as Exhibit P as executed by StarCare.

(f)                                    The Subleases in the form attached hereto as Exhibits K, L, M, and N as executed by StarCare, as sublessor.

5.4                                 Conditions to the Obligations of Buyer.  The obligation to pay the Purchase Price as set forth in this Agreement and to consummate the Transaction is conditioned upon satisfaction, or waiver by Buyer in writing, of all of the following on or before the Closing Date:

(a)                                  All of the representations and warranties of StarCare and Pinnacle in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, except for such representations and warranties that address matters as of a specific date, which need only to have been true and accurate as of such date.

(b)                                 All of the agreements, covenants and obligations that StarCare and Pinnacle is required to perform or to comply with pursuant to this Agreement at or prior to the Closing Date must have been duly performed and complied with in all material respects.

(c)                                  Each document required to be delivered pursuant to Section 5.3 hereof must have been delivered to Buyer.

(d)                                 Since the date of this Agreement, there must not have been commenced or threatened against StarCare, Pinnacle or any officer or director of StarCare or Pinnacle, any Proceeding (i) involving any challenge to, or seeking damages or other relief in connection with, any part of the Transaction, or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any part of the Transaction.

(e)                                  Any third party approvals or consents required to be obtained to effectuate the Transaction shall have been received.

ARTICLE 6

INDEMNIFICATION; REMEDIES

6.1                                 Indemnification Period.  As used in this Article 6, the “Indemnification Period” shall be that period of time commencing on the Closing Date and continuing for 2 years thereafter. Notwithstanding anything to the contrary in this Agreement, neither the Indemnification Period nor the Indemnification Cap (which are applicable to the parties’

indemnification obligations under this Agreement), shall apply to, or in any way limit, the rights, obligations, remedies or recoveries of the parties under the Purchase Price Note, the Additional Consideration Note, the PTO Note, the Purchase Price Guaranty, the Additional Consideration Guaranty, the PTO Guaranty, the Security Agreement, the Subleases, the Buyer/StarCare Provider Agreement, the Buyer/Prospect Provider Agreement and/or the Specialty Provider Agreement.

6.2                                 Indemnification of StarCare and Pinnacle.  Buyer and the Shareholders, jointly and severally, shall indemnify, defend and hold harmless StarCare and Pinnacle and their directors, officers, employees, agents and affiliates from and against any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys’ fees and reasonable expenses in connection with any action, suit or proceeding) incurred or suffered by StarCare and/or Pinnacle arising out of (i) any liability of the Clinic Business which has been assumed or guaranteed by Buyer or Shareholders; (ii) any breach of the representations, warranties, covenants or agreements of Buyer or Shareholders  set forth herein; and (iii) any failure by Buyer or Shareholders to perform or comply with any covenant contained in this Agreement that is required to be performed or complied with by Buyer or Shareholders as set forth herein (collectively, the “StarCare Indemnifiable Damages”).  Notwithstanding the foregoing, neither Buyer nor Shareholders shall be obligated to indemnify StarCare for any StarCare Indemnifiable Damages that exceed the exceed the sum of the Purchase Price, the Additional Consideration Note, the PTO Note, and the aggregate amount of liabilities assumed by Buyer under Schedule 1.3 (the “Indemnification Cap”).  StarCare and/or Pinnacle may obtain indemnification for any StarCare Indemnifiable Damages to which this Section 6.2 relates only if it makes a claim for indemnification within the Indemnification Period defined in Section 6.1.

6.3                                 Indemnification of Buyer.  StarCare (and Pinnacle but only with respect to any representations, warranties and agreements of Pinnacle set forth in this Agreement) agrees to hold harmless, defend and indemnify Buyer from and against any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys’ fees and reasonable expenses in connection with any action, suit or proceeding) incurred or suffered by Buyer, or the directors, officers, employees, agents and affiliates of Buyer arising out of (i) any liability of the Clinic Business not assumed by Buyer; (ii) any breach of the representations, warranties, covenants or agreements of StarCare set forth herein; (iii) any failure by StarCare to perform or comply with any covenant contained in this Agreement that is required to be performed or complied with by StarCare as set forth herein, and (iv) any obligation of StarCare or Pinnacle pertaining to the Clinic Business incurred prior to the Effective Date which is not shown on the February Financial Statements, the March Estimated Partial Financial Statements or the Closing Date Financial Statements and did not arise in the ordinary course of business (the “Buyer Indemnifiable Damages”).  Notwithstanding the foregoing, neither StarCare nor Pinnacle shall be obligated to indemnify Buyer for any Buyer Indemnifiable Damages that exceed the Indemnification Cap.  Buyer may obtain indemnification for any Buyer Indemnifiable Damages to which this Section 6.3 relates only if it makes a claim for indemnification within the Indemnification Period defined in Section 6.1.

6.4                                 Indemnification Procedures.  A party seeking indemnification (the “Indemnitee”) shall use its best efforts to minimize any liabilities, damages, deficiencies, claims, judgments, assessments, costs and expenses in respect of which indemnity may be sought under this Agreement.  The Indemnitee shall give prompt written notice to the party from whom indemnification is sought (the “Indemnitor”) of the assertion of a claim for indemnification, but in no event longer than twenty (20) days after service of process in the event litigation is commenced against the Indemnitee by a third party.  No such notice of assertion of a claim shall satisfy the requirements of this Section 6.4 unless it describes in reasonable detail and in good faith the facts and circumstances, to the extent known by Indemnitee, upon which the asserted claim for indemnification is based.  If any action or proceeding shall be brought in connection with any liability or claim to be indemnified hereunder, the Indemnitee shall provide the Indemnitor twenty (20) calendar days to decide whether to defend such liability or claim.  During such period, the Indemnitee shall take all necessary steps to protect the interests of itself and the Indemnitor, including the filing of any necessary responsive pleadings, the seeking of provisional relief or other action necessary to maintain the status quo, subject to reimbursement from the Indemnitor of its expenses in doing so.  The Indemnitor shall (with, if necessary, reservation of rights) defend such action or proceeding at its expense, using counsel selected by the insurance company insuring against any such claim and undertaking to defend such claim, or by other counsel selected by it and approved by the Indemnitee, which approval shall not be unreasonably withheld or delayed.  The Indemnitor shall keep the Indemnitee fully apprised at all times of the status of the defense and shall consult with the Indemnitee prior to the settlement of any indemnified matter.  The Indemnitee agrees to use reasonable efforts to cooperate with the Indemnitor in connection with its defense of indemnifiable claims.  In the event the Indemnitee has a claim or claims against any third party arising out of or connected with the indemnified matter, then upon receipt of indemnification, the Indemnitee shall fully assign to the Indemnitor the entire claim or claims to the extent of the indemnification actually paid by the Indemnitor and the Indemnitor shall thereupon be subrogated with respect to such claim or claims of the Indemnitee.

ARTICLE 7

TERMINATION

7.1                                 Termination Events.  The Agreement may, by notice given prior to or at the Closing, be terminated as follows:

(a)                                  Upon the mutual written consent of StarCare and Pinnacle on the one hand  and Buyer on the other hand, this Agreement may be terminated on such terms and conditions as agreed; or

(b)                                 By written notice of StarCare and Pinnacle on the one hand to Buyer on the other hand if Buyer breaches in any material respect any of its representations or warrants or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured by the  Closing Date; or

(c)                                  By written notice of Buyer on the one hand to StarCare and Pinnacle on the other hand if StarCare or Pinnacle breaches in any material respect any of their representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured by the Closing Date; or

(d)                                 By written notice of StarCare and Pinnacle on the one hand to Buyer on the other hand or by Buyer to StarCare and Pinnacle if any court of competent jurisdiction shall have issued any order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the contemplated transactions; or

(e)                                  By written notice of StarCare and Pinnacle on the one hand to Buyer on the other hand, or by Buyer to StarCare and Pinnacle, if any court, legislative body or governmental or regulatory authority has taken, or is reasonably expected to take, any action that would make the consummation of the transactions contemplated hereby inadvisable or undesirable as determined by StarCare and Pinnacle or Buyer in its sole discretion; or

(f)                                    By written notice of StarCare if it shall become apparent in the judgment of StarCare reasonably exercised that any condition to StarCare’s obligation to close as set forth in Section 5 hereof will not be satisfied before the Closing Date; or

(g)                                 By written notice of Buyer if it shall become apparent in the judgment of Buyer reasonably exercised that any condition to Buyer’s obligation to close as set forth in Section 5 hereof will not be satisfied before the Closing Date; or

Notwithstanding the foregoing, no party hereto may effect a termination hereof at such time such party is in material default or breach of this Agreement.

7.2                                 Effect of Termination.  Each party’s right of termination under Section 7.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right to termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 7.1, all further obligations of the parties under this Agreement will terminate, provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 8

MISCELLANEOUS

8.1                                 Entire Agreement.  This Agreement, together with all exhibits and schedules hereto, and all documents referred to herein, constitutes the entire agreement between the parties with respect to the subject matter hereof, supersedes all other and prior agreements on the same subject, whether written or oral, and contains all of the covenants and agreements between the parties with respect to the subject matter hereof.  Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements orally or otherwise, have been made by the party(ies), or by anyone acting on behalf of any party, that are not identified herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.

8.2                                 Arbitration. In the event of a dispute under this Agreement which is not resolved  after good faith negotiation, either StarCare or Buyer may demand arbitration of the matter and the matter shall be settled by arbitration conducted by a single neutral arbitrator.  Any such arbitration shall be held in Los Angeles County, California under the rules then in effect of the American Arbitration Association. The decision shall be written and shall be supported by, as agreed by the parties, either a reasoned award or findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator.  The prevailing party to an arbitration shall be entitled to recovery from the non-prevailing party of its expenses, the fees of the arbitrator, the administrative costs of the arbitration, and the expenses, including, without limitation, reasonable attorneys’ fees and costs, reasonably incurred by it in connection with the arbitration.  Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.  Notwithstanding the foregoing, the parties shall have the rights to discovery in accordance with California Code of Civil Procedure Section 1283.05.

8.3                                 Successors and Assigns.  This Agreement and all documents and agreements referred to herein shall be binding upon and shall inure to the benefit of the parties and their respective heirs (as applicable), legal representatives, and permitted successors and assigns.  No party may assign this Agreement or the rights, interests or obligations hereunder.  Any assignment or delegation in contravention of this Section shall be null and void.

8.4                                 No Waiver.  No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

8.5                                 Counterparts.  This Agreement, and any amendments hereto, may be executed in counterparts, each of which shall constitute an original document, but which together shall constitute one and the same instrument.

8.6                                 Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7                                 Notices.  Any notices required or permitted to be given hereunder by any party to the other shall be in writing and shall be deemed delivered upon personal delivery; twenty-four (24) hours following deposit with a courier for overnight delivery; or five (5) business days hours following deposit in the U.S. Mail, registered or certified mail, postage prepaid, return- receipt requested, addressed to the parties at the following addresses or to such other addresses as the parties may specify in writing:

If to Buyer:	Primary and Multi-Specialty Medical Clinics of Anaheim, Inc.
1801 W. Romneya Drive #409
Anaheim, CA 92801
Attn: Harmohinder Gogia, M.D.

With a copy to:	Terri Cammarano, Esq.
Foley & Lardner LLP
2029 Century Park East, 35th Floor
Los Angeles, CA 90067

If to Shareholders:	Clyde J. Dos Santos, M.D.
Narindar Singh, M.D.
John Bijoy, M.D.
Bertrand De Silva, M.D.
Anooshiravan Hami, M.D.
Harinder Gogia, M.D.
Harmohinder Gogia, M.D.
1801 W. Romneya Drive #409
Anaheim, CA 92801

With a copy to:	Terri Cammarano, Esq.
Foley & Lardner LLP
2029 Century Park East, 35th Floor
Los Angeles, CA 90067

If to StarCare:	StarCare Medical Group, Inc.
c/o Prospect Medical Group, Inc.
6083 Bristol Parkway, Suite 100
Culver City, CA 90230
Attn: Jacob Y. Terner, M.D.

With a copy to:	Miller & Holguin
1801 Century Park East, 7th Floor
Los Angeles, CA 90067
Attn: Dale S. Miller, Esq.

8.8                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

8.9                                 Amendment.  This Agreement may be amended at any time by agreement of the parties, provided that any amendment shall be in writing and executed by all parties.

8.10                           Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions will nevertheless continue in full force and effect, unless such invalidity or unenforceability would defeat an essential business purpose of this Agreement.

8.11                           Fees and Expenses.  Except as otherwise explicitly set forth herein, each party shall bear its own expenses including, without limitation, attorneys’ and accountants’ fees in connection with the preparation of this Agreement and the transactions contemplated hereby.

8.12                           Exhibits and Schedules.  All exhibits and schedules attached to this Agreement are incorporated herein by this reference and all references herein to “Agreement” shall mean this Agreement together with all such exhibits and schedules to be delivered at the execution of this Agreement or upon the Closing Date.

8.13                           Time of Essence.  Time is expressly made of the essence of this Agreement and each and every provision hereof of which time of performance is a factor.

8.14                           Attorneys’ Fees.  Should any party institute any action or procedure to enforce this Agreement or any provision hereof, or for damages by a declaration of rights hereunder including without limitation arbitration, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including without limitation reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding.

8.15                           Intended Beneficiaries.  Prospect, the Prospect IPAs and PMS shall be intended beneficiaries of this Agreement.

8.16                           Further Assurances.  The parties shall take such actions and execute and deliver such further documentation as may reasonably be required in order to give effect to the transaction contemplated by this Agreement and the intentions of the parties hereto.

8.17                           References to Dollars.  All references to “dollars” and “$” shall mean United States dollars.

8.18                           Construction.  Whenever in this Agreement the context so requires, references to the masculine shall be deemed to include the feminine and the neuter, reference to the neuter shall be deemed to include the masculine and feminine, references to the plural shall be deemed to include the singular and the singular to include the plural and references to the words “and” and “or” shall be deemed to include the inclusive usage “and/or.”

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

“StarCare”

STARCARE MEDICAL GROUP, INC.

By:	/s/ Jacob Y. Terner, M.D.
Jacob Y. Terner, M.D.,
Chief Executive Officer

“Pinnacle”

PINNACLE HEALTH RESOURCES

By:	/s/ Jacob Y. Terner, M.D.
Jacob Y. Terner, M.D.,
Chief Executive Officer

“Buyer”

PRIMARY AND MULTI-SPECIALTY MEDICAL CLINICS OF ANAHEIM, INC.

By:	/s/ Harmohinder Gogia, M.D.
Harmohinder Gogia, M.D.,
President

“Shareholders”

/s/ Clyde J. Dos Santos, M.D.
Clyde J. Dos Santos, M.D.

/s/ Narindar Singh, M.D.
Narindar Singh, M.D.

/s/ John Bijoy, M.D.
John Bijoy, M.D.

/s/ Bertrand De Silva, M.D.
Bertrand De Silva, M.D.

/s/ Anooshiravan Hami, M.D.
Anooshiravan Hami, M.D.

/s/ Harinder Gogia, M.D.
Harinder Gogia, M.D.

/s/ Harmohinder Gogia, M.D.
Harmohinder Gogia, M.D.